OMB APPROVAL
                                                            OMB NUMBER 3235-0058
                                                         EXPIRES: March 31, 2006
                                                        Estimates Average Burden
                                                     Hours per response.....2.50

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q

             [ ] Form N-SAR  [ ] Form N-CSR

      For Period Ended: March 31, 2005

[ ]   Transition Report on Form 10-K     [ ]   Transition Report on Form 10-Q

[ ]   Transition Report on Form 20-F     [ ]   Transition Report on Form N-SAR

[ ]   Transition Report on Form 11-K

      For the Transition Period Ended: _____________________________


      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                     PART I
                             Registrant Information

Full name of registrant:  ELITE FLIGHT SOLUTIONS, INC.
Former name if applicable:  N/A

Address of Principal Executive Office (Street and number):
                           710 Third Street, Suite 200
                          ---------------------------

City, state and zip code:  Roanoke, VA  24016
                          -------------------

                                     Part II
                             Rule 12b-25 (b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    Narrative

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      Due to unforeseeable circumstances, which caused a delay in preparing the financial statements for the quarter ended March 31, 2005, the Registrant respectfully requests an extension of the filing date of its Quarterly Report on Form 10-QSB for the period ended March 31, 2005.

                                     PART IV
                                Other Information

      1. Name and telephone number of person to contact in regard to this notification:

                Bruce Edwards           (703)           754-6409
                -----------------------------------------------------
                    (Name)           (Area Code)   (Telephone number)

      2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes [ ] No

      3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ ] Yes [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          ELITE FLIGHT SOLUTIONS, INC.
                          ----------------------------
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 16, 2005                    By:  /s/ Bruce Edwards
                                            -----------------------------------
                                                Bruce Edwards, President/CEO

                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).